Calculation of Filing Fee Tables
S-8
PUBLIC SERVICE ENTERPRISE GROUP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock without par value	Other	3,000,000	$ 78.87	$ 236,610,000.00	0.0001381	$ 32,675.84
Total Offering Amounts:						$ 236,610,000.00		$ 32,675.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 32,675.84
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement to which this Calculation of Filing Fee Table is attached (the "Registration Statement") also includes an indeterminate amount of additional shares of Common Stock, without par value (the "Common Stock"), that may be offered and issued under the Public Service Enterprise Group Incorporated Employee Stock Purchase Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Pursuant to Rule 457(c) and Rule 457(h), these prices were estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on July 22, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources